Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement and the attached Appendix A (collectively, the “Agreement”) is made and is effective this 26th day of September 2008 (the "Effective Date") between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA ("The Regents"), a California corporation having its corporate offices located at 1111 Franklin Street, Oakland, California 94607-5200, acting through The Office of Intellectual Property Administration of the University of California, Los Angeles, located at 11000 Kinross Avenue, Suite 200, Los Angeles, CA 90095-1406 and Entest BioMedical Inc. ("Licensee"), a corporation having a principal place of business at 1010 University Avenue #40, San Diego, CA 92103.

RECITALS

WHEREAS, a certain invention (the "Invention"), generally characterized as “SCREENING TEST FOR GESTATIONAL DIABETES MELLITUS” (UCLA Case No. 2007-523) was made in the course of research at the University of California, Los Angeles by Brian J. Koos, and is and claimed in Regents' Patent Rights as defined below;

WHEREAS, Brian J. Koos is an employee of The Regents and as such is obligated to assign his/her right, title and interest in and to the Invention to The Regents;

WHEREAS, The Regents wishes that Regents' Patent Rights be developed and utilized to the fullest extent so that the benefits can be enjoyed by the general public.

WHEREAS, Licensee is a "small business concern" as defined in 15 U.S.C. §§632; and

The parties agree as follows:

1.  DEFINITIONS

1.1
"Regents' Patent Rights" means The Regents’ interest in any of the patent applications listed in Appendix A attached to this Agreement and assigned to The Regents (UCLA Case No. 2007-523); any continuing applications thereof including divisions; but excluding continuations-in-part except to the extent of claims entirely supported in the specification and entitled to the priority date of the parent application; any patents issuing on these applications including reissues and reexaminations; and any corresponding foreign patents or patent applications; all of which will be automatically incorporated in and added to Appendix A and made a part of this Agreement.

1.2
"Licensed Product" means any article, composition, apparatus, substance, chemical, or any other material covered by Regents' Patent Rights or whose manufacture, use or sale would, absent the license granted under this Agreement, constitute an infringement, inducement of infringement, or contributory infringement, of any claim within Regents' Patent Rights, or any service, article, composition, apparatus, chemical, substance, or any other material made, used, or sold by or utilizing or practicing a Licensed Method. This definition of Licensed Product also includes a service either used by Licensee or sublicensee or provided by Licensee or sublicensee to its customers when such service requires the use of Licensed Product or performance of Licensed Method. If the Licensed Product is a component of another product such as a kit, composition of matter or combination, such kit, composition of matter or combination is deemed to be the Licensed Product for purposes of this Agreement. Likewise, if the Licensee or sublicensees receives a Licensed Product for incorporation into another product intended for sales, transfer, lease or other disposition, then, for the purposes of this Agreement, the Licensed Product is the product intended for sale, transfer, lease, or other disposition by recipient Licensee or sublicensee.

1.3
"Licensed Method" means any process, service, or method which is covered by Regents' Patent Rights or whose use or practice would, absent the license granted under this Agreement, constitute an infringement, inducement of infringement, or contributory infringement, of any claim within Regents' Patent Rights.

1.4	The "Field of Use" means all fields of use.

1.5
" Affiliate " means any corporation or other business entity in which Licensee owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors. In any country where the local law does not permit foreign equity participation of at least fifty percent (50%), then "Affiliate" means any company in which Licensee owns or controls, directly or indirectly, the maximum percentage of outstanding stock or voting rights that is permitted by local law.

1.6
“Joint Venture” means any separate entity established pursuant to an agreement between a third party and the Licensee and/or Sublicensee to constitute a vehicle for a Joint Venture, in which the separate entity manufactures, uses, purchases, Sells or acquires Licensed Products from the Licensee or Sublicensee. Each reference to Licensee herein will be meant to include its Joint Venture(s), and Licensee will be responsible for all obligations of its Joint Ventures.

1.7
"First Commercial Sale" means the first sale of any Licensed Product by Licensee or sublicensee, following approval of it's marketing by the appropriate governmental agency for the country in which the sale is to be made. When governmental approval is not required, "First Commercial Sale" means the first sale in that country.

1.8
"Final Sale" means any sale, transfer, lease, exchange or other disposition or provision of a Licensed Product and/or a Licensed Method to a Customer by a Licensee or Sublicensee. A Final Sale will be deemed to have occurred upon the earliest to occur of the following (as applicable): (a) the transfer of title to such Licensed Product and/or Licensed Method to a Customer, (b) the shipment of such Licensed Product to a Customer, (c) the provision of a Licensed Method to a Customer, (d) the provision of an invoice for such Licensed Product or Licensed Method to a Customer, or (e) payment by the Customer for Licensed Products or Licensed Methods. Exchange of Licensed Products between Licensee and sublicense(s) is not a Final Sale if the Licensed Product is intended for further sale, transfer, lease, exchange or other disposition and instead the Final Sale will be deemed to have occurred upon sale, transfer, lease, exchange or other disposition or provision of Licensed Product by recipient to the Customer. If the Licensee or sublicense transfers Licensed Product at no cost during a clinical study, clinical trial, or as a free sample in product promotion, then such sale will not be considered a Final Sale and no royalty will be owed hereunder.

1.9
"Net Sales" means the total of the gross amount invoiced or otherwise charged (whether consisting of cash or any other forms of consideration) for all Final Sales, less the following deductions (to the extent included in and not already deducted from the gross amount invoiced or otherwise charged) to the extent reasonable and customary: cash, trade or quantity discounts actually granted to Customers; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales, and value added taxes (“vat”) to the extent that such vat is incurred and not reimbursed, refunded, or credited under a tax authority; and allowances or credits to Customers because of rejections or returns. Income taxes are not an allowed deduction under Net Sales. If the Licensee, a sublicense, development partner or Joint Venture is a Customer, then Licensee will pay royalties on Net sales based on the total gross amount normally charged to other Customers in arms length transactions.

1.10	Sublicensee" means any party sublicensed by Licensee to make, have made, use, sell, offer for sale or import any Licensed Product or to practice any Licensed Method.

1.11
"Sublicensing Income" means income received by Licensee under or on account of sublicenses. Sublicensing Income includes income received from Sublicensees attributable to the licensed Invention in the form of license issue fees, milestone payments, and the like but specifically excludes royalties on the sale or distribution of Licensed Products or the practice of Licensed Methods. Not included in the definition of Sublicensing Income is income received by Licensee as payment or reimbursement for research costs applied to the licensed Invention and conducted by or for Licensee, including costs of materials, equipment or clinical testing.

1.12
“Customer” means any individual or entity that receives Licensed Products or Licensed Methods, provided however, that Licensee or sublicensee shall be deemed a Customer only if it receives Licensed Products or Licensed Method that are not intended for further sale, transfer, lease, exchange or other disposition.

2. GRANT

2.1
Subject to the limitations set forth in this Agreement, The Regents hereby grants to Licensee an exclusive license (the "License") under Regents' Patent Rights, in jurisdictions where Regents' Patent Rights exist, to make, have made, use, sell, offer for sale and import Licensed Products and to practice Licensed Methods in the Field of Use to the extent permitted by law. The Licensee will not make, use, sell, import, or offer for sale, Licensed Products outside the Field of Use.

2.2
The Regents expressly reserves the right to: (a) use Regents' Patent Rights and associated technology for educational and research purposes, clinical research, and research sponsored by commercial entities (b) to publicly disclose research results, and (c) allow other non-profit research institutions to use Regents' Patent Rights and associated technology for the same purposes as (a) and (b).

2.3
The Agreement will terminate immediately if Licensee files a claim including in any way the assertion that any portion of Regents’ Patent Rights is invalid or unenforceable where the filing is by the Licensee, a third party on behalf of the Licensee, or a third party at the written urging of the Licensee

3. SUBLICENSES

3.1
The Regents also grants to Licensee the right to issue exclusive or nonexclusive sublicenses ("Sublicenses") to third parties to make, have made, use, sell, offer for sale or import Licensed Products and to practice Licensed Methods in any jurisdiction in which Licensee has exclusive rights under this Agreement, but Sublicenses will not include further right to sublicense on the part of the Sublicensee. Each Sublicense will be issued in writing. To the extent applicable, sublicenses must include all of the rights of and will require the performance of obligations due to The Regents (and, if applicable, the U.S. Government under 35 U.S. C. §§201-212) contained in this Agreement. Affiliates have no rights hereunder, unless, granted a Sublicense. For the purposes of this Agreement, operations of Sublicensees are deemed to be the operations of the Licensee, for which the Licensee is responsible.

3.2	Licensee must pay to The Regents Twenty-five percent (25%) of all Sublicensing Income.

3.3
On Net Sales of Licensed Products sold or disposed of by a Sublicensee, Licensee must pay to The Regents an earned royalty in accordance with Article 5 (Royalties) as if these were Licensee's Net Sales. Any royalties received by Licensee in excess of royalties due to The Regents under this Paragraph 3.3 belong to Licensee.

3.4
Licensee must provide to The Regents a copy of each Sublicense within thirty (30) days of execution, and a copy of all information submitted to Licensee by Sublicensees relevant to the computation of the payments due to The Regents under this Article 3.

3.5
If this Agreement is terminated for any reason, all outstanding Sublicenses not in default will be assigned by Licensee to The Regents, at the option of The Regents. The Sublicenses will remain in full force and effect with The Regents as the licensor or sublicensor instead of Licensee, but the duties of The Regents under the assigned Sublicenses will not be greater than the duties of The Regents under this Agreement, and the rights of The Regents under the assigned Sublicenses will not be less than the rights of The Regents under this Agreement, including all financial consideration and other rights of The Regents.

4. FEES

4.1
In partial consideration for the License, Licensee will pay to The Regents a license issue fee of Five thousand dollars ($5,000) within thirty (30) days of the Effective Date. This fee is nonrefundable and is not an advance against royalties.

4.2
Licensee must pay to The Regents a license maintenance fee of Five thousand dollars ($5,000) beginning on the one-year anniversary date of the Effective Date of this Agreement and continuing annually on each anniversary date of the Effective Date. The maintenance fee will not be due and payable on any anniversary date of the Effective Date if on that date Licensee is commercially selling a Licensed Product and paying an earned royalty to The Regents on the sales of that Licensed Product. The license maintenance fees are non-refundable and are not an advance against royalties.

5.     ROYALTIES

5.1	Licensee must pay to The Regents for sales by Licensee and sublicensees an earned royalty of Six percent (6%) of Net Sales of Licensed Products or Licensed Methods.

5.2
Licensee must pay to The Regents a minimum annual royalty of Fifty thousand dollars ($50,000) for the life of Regents' Patent Rights, beginning one year after the First Commercial Sale of Licensed Product. Licensee must pay the minimum annual royalty to The Regents by February 28 of each year. The minimum annual royalty will be credited against the earned royalty due and owing for the calendar year in which the minimum payment was made.

5.3	Royalties are payable on products covered by pending patent applications and issued patents. Royalties accrue for the duration of this Agreement.

5.4	Licensee must pay royalties owed to The Regents on a quarterly basis. Licensee must pay the royalties within two (2) months of the end of the calendar quarter in which the royalties accrued.

5.5
All monies due The Regents must be paid in United States funds. When Licensed Products are sold for monies other than United States dollars, the royalties will first be determined in the currency of the country in which the Licensed Products were sold and, second, converted into equivalent United States funds. Licensee will use the exchange rate established by the Bank of America in San Francisco, California on the last day of the calendar quarter.

5.6
Any tax for the account of The Regents required to be withheld by Licensee under the laws of any foreign country must be promptly paid by Licensee for and on behalf of The Regents to the appropriate governmental authority. Licensee will use its best efforts to furnish The Regents with proof of payment of any tax. Licensee is responsible for all bank transfer charges. All payments made by Licensee in fulfillment of The Regents' tax liability in any particular country will be credited against fees or royalties due The Regents for that country.

5.7
If at any time legal restrictions prevent the acquisition or prompt remittance of United States Dollars by Licensee with respect to any country where a Licensed Product is sold, the Licensee shall pay royalties due to The Regents from Licensee’s other sources of United States Dollars.

5.8
If any patent or any claim included in Regents' Patent Rights is held invalid or unenforceable in a final decision by a court of competent jurisdiction from which no appeal has or can be taken, all obligation to pay royalties based on that patent or claim or any claim patentably indistinct from it will cease as of the date of that final decision. Licensee will not, however, be relieved from paying any royalties that accrued before that decision or that is based on another patent or claim not involved in that decision.

6. DILIGENCE

6.1
Upon the execution of this Agreement, Licensee must diligently proceed with the development, manufacture and sale ("Commercialization") of Licensed Products and must earnestly and diligently endeavor to market them within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands for them.

6.2	Licensee must endeavor to obtain all necessary governmental approvals for the Commercialization of Licensed Products.

6.3
The Regents has the right and option to either terminate this Agreement or reduce Licensee’s exclusive license to a nonexclusive license if Licensee fails to perform any of the terms in this Paragraph 6.3. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant).

6.3a
Initiate a study in humans to measure D-chiro-inositol (“DBI”) throughout pregnancy and correlate DBI levels with conventional gestational diabetes mellitus (“GDM”) assays to determine value of DBI in predicting GDM by September 1, 2010.

6.3b
Complete a study in humans to measure D-chiro-inositol (“DBI”) throughout pregnancy and correlate DBI levels with conventional gestational diabetes mellitus (“GDM”) assays to determine value of DBI in predicting GDM by September 1, 2011.

	6.3c	Complete a study to measure plasma DBI levels in samples from the Hyperglycemia and Adverse Pregnancy Outcomes (HAPO) study and correlate these DBI levels to GDM incidence by June 1, 2012.

	6.3d	Complete a prospective human study on DBI and its value in predicting GDM by June 1, 2013.

	6.3e	Develop a urine-based test for assaying DBI by September 1, 2015.

	6.3f	First Commercial Sale of a Licensed Product by September 1, 2017.

6.4	Licensee has the sole discretion for making all decisions as to how to commercialize any Licensed Product.

7. PATENT FILING, PROSECUTION AND MAINTENANCE

7.1
As long as Licensee is current in reimbursing patent prosecution costs, The Regents will file, prosecute and maintain the patents and applications comprising Regents' Patent Rights. These patents will be held in the name of The Regents and will be obtained with counsel of The Regents' choice. The Regents must provide Licensee with copies of each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent or patent application under Regents' Patent Rights. The Regents will consider any comments or suggestions by Licensee and will use reasonable efforts to amend patent applications to include claims reasonably requested by the License to protect the products and services contemplated under this Agreement. The Regents is entitled to take action to preserve rights and minimize costs whether or not Licensee has commented.

7.2	Patent Costs.

7.2.1
Licensee will bear all costs incurred prior to this Agreement as well as during the term of this Agreement for territories elected by Licensee pursuant to Section 7.3 of this Agreement, and invoiced to The Regents in the preparation, filing, prosecution and maintenance of patent applications and patents in Regents' Patent Rights. Prosecution includes interferences, oppositions and any other inter partes matters originating in a patent office. Licensee must send payment to The Regents within thirty (30) days after Licensee's receipt of an invoice.

7.2.2
The Regents will use reasonable efforts to give Licensee estimates in advance for patent actions costing more than two thousand dollars ($2,000) in order to get input from Licensee regarding the performance of such activity and cost control. Reasonable efforts pursuant to this Paragraph 7.2.2 shall include: (A) providing to Licensee, after receipt by The Regents from The Regents’ outside counsel, copies of all estimates for fees and expenses to the extent such documents were not previously provided to Licensee by Regents’ outside counsel and (B) instructing its outside counsel to directly forward to Licensee, at the same time as its outside counsel forwards to The Regents and using the same means that The Regents’ outside counsel uses to forward to The Regents, copies of all estimates for fees and expenses. No later than (A) ten (10) weeks prior to the relevant patent action deadline (for example a patent filing bar date or an office action response deadline); or (B) within ten (10) business days of The Regents supplying the relevant cost estimate, whichever is first, Licensee will inform The Regents in writing whether or not it elects to proceed with the relevant patent action. If, based on the cost estimate, Licensee elects not to proceed with the relevant patent action such patent applications or the patents to which the office action applies, will then no longer be subject to this Agreement, and The Regents will be free to negotiate an agreement such as an option or license with another party for these patent applications or patent (s). The Regents will also instruct its outside counsel to send to Licensee a duplicate copy of each invoice sent by The Regents’ outside counsel to The Regents. Licensee will have fifteen (15) business days from the effective date of delivery of the invoice or billing statement pursuant to Article 19(LIMITATION OF LIABILITY), to notify The Regents if Licensee believes there are any inaccurate, excessive, or questionable charges on such invoice or billing statement. For purposes of clarity it is understood that The Regents cannot guarantee that its outside counsel will adhere to these instructions.

7.3
Licensee has the right to request patent prosecution on the Invention in foreign countries if the rights are available. Licensee must notify The Regents of its decision no later than three (3) months prior to the Chapter Two Demand and no later than three (3) months prior to the National Phase filing date indicating which territories they wish to select for prosecution. This notice must be in writing and must identify the countries desired. With the notice of election the Licensee must pay in advance The Regents patent counsel’s estimated cost of the Chapter Two Demand or the entry into National Phase in the requested territories. The absence of this notice and advance payment either for Chapter Two or for National Phase from Licensee to The Regents will be considered an election not to secure the foreign rights associated with the specific phase of patent prosecution.

7.4
Three (3) months before the Chapter Two Demand and three (3) months before National Phase filing, but not sooner, The Regents will have the right to file patent applications at its own expense in any country which Licensee has not identified in written notice provided by Paragraph 7.3. These applications and resulting patents will not be part of Regents Patent Rights and therefore not subject to this Agreement.

7.5
Licensee's obligation to underwrite and to pay all United States and foreign patent costs will continue for as long as this Agreement remains in effect. Licensee may terminate its obligations with respect to any given patent application or patent upon three (3) months written notice to The Regents. The Regents will use its best efforts to curtail patent costs chargeable to Licensee under this Agreement after this notice is received from Licensee. The Regents may continue prosecution or maintenance of these application(s) or patent(s) at its sole discretion and expense, and Licensee will have no further rights or licenses to them.

7.6
The Regents will use its best efforts to not allow any Regents' Patent Rights for which Licensee is licensed and is underwriting the costs of to lapse or become abandoned without Licensee's written authorization under Paragraph 7.5 or reasonable notice, except for the filing of continuations, divisionals, or the like which substitute for the lapsed application.

8. PATENT INFRINGEMENT

8.1
In the event that The Regents (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or the Licensee learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”). During the period in which, and in the jurisdiction where, the Licensee has exclusive rights under this Agreement, neither The Regents nor the Licensee will notify a third party (including the infringer) of infringement or put such third party on notice of the existence of any Regents’ Patent Rights without first obtaining consent of the other. If the Licensee puts such infringer on notice of the existence of any Regents’ Patent Rights with respect to such infringement without first obtaining the written consent of The Regents and if a declaratory judgment action is filed by such infringer against The Regents, then Licensee's right to initiate a suit against such infringer for infringement under Paragraph 8.2 below will terminate immediately without the obligation of The Regents to provide notice to the Licensee. Both The Regents and the Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

8.2
If infringing activity of potential commercial significance by the infringer has not been abated within ninety (90) days following the date the Infringement Notice takes effect, then the Licensee may institute suit for patent infringement against the infringer. The Regents may voluntarily join such suit at its own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of the Licensee’s suit or any judgment rendered in the suit. The Licensee may not join The Regents in a suit initiated by Licensee without The Regents’ prior written consent. If, in a suit initiated by the Licensee, The Regents is involuntarily joined other than by the Licensee, then the Licensee will pay any costs incurred by The Regents arising out of such suit, including but not limited to, any legal fees of counsel that The Regents selects and retains to represent it in the suit.

8.3
If, within a hundred and twenty (120) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if the Licensee has not brought suit against the infringer, then The Regents may institute such suit for patent infringement against the infringer. If The Regents institutes such suit, then the Licensee may not join such suit without The Regents consent and may not thereafter commence suit against the infringer for acts of infringement that are subject to The Regents suit or any judgment rendered in that suit.

8.4
Any recovery or settlement received in connection with any suit will first be shared by The Regents and the Licensee equally to cover any litigation costs each incurred and next shall be paid to The Regents or the Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by the Licensee, any recovery in excess of litigation costs will be shared between Licensee and The Regents as follows: (a) for any recovery other than amounts paid for willful infringement: (i) The Regents will receive five percent (5%) of the recovery if The Regents was not a party in the litigation and did not incur any litigation costs, (ii) The Regents will receive twenty-five percent (25%) if The Regents was party in the litigation, but did not incur any litigation costs, including provisions of Paragraph 8.2 above, and (iii) The Regents will receive fifty percent (50%) of the recovery if The Regents incurred any litigation costs in connection with the litigation; and (b) for any recovery for willful infringement, The Regents will receive fifty percent (50%) of the recovery. In any suit initiated by The Regents, any recovery in excess of litigation costs will belong to The Regents. The Regents and the Licensee agree to be bound by all determinations of patent infringement, validity and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Article 8 (Patent Infringement).

8.5	Any agreement made by the Licensee for purposes of settling litigation or other dispute shall comply with the requirements of Article 3 (Sublicenses) of this Agreement.

8.6
Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

8.7	Any litigation proceedings will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by the Licensee.

9. PROGRESS AND ROYALTY REPORTS

9.1
Beginning January 1, 2009, Licensee must submit to The Regents semiannual progress reports covering Licensee's activities related to the development and testing of all Licensed Products and the obtaining of the governmental approvals necessary for marketing. These progress reports must be made for each Licensed Product until its First Commercial Sale.

9.2	The progress reports submitted under Paragraph 9.1 must include the following topics:

	9.2a	Summary of work completed.
	9.2b	Key scientific discoveries.
	9.2c	Summary of work in progress.
	9.2d	Current schedule of anticipated events or milestones.
	9.2e	Market plans for introduction of Licensed Products.
	9.2f	A summary of resources (dollar value) spent in the reporting period.

9.3.
Licensee must notify The Regents if Licensee or any of its sublicensees ceases to be a small entity (as defined by the United States Patent and Trademark Office) under the provisions of 35 U.S.C. §41(h).

9.4	Licensee must report the date of the First Commercial Sale in the royalty report immediately following that sale.

9.5
After the First Commercial Sale of each Licensed Product, Licensee will make quarterly royalty reports to The Regents by February 28, May 31, August 31 and November 30 of each year (i.e., within two months from the end of each calendar quarter). Each royalty report will cover Licensee's most recently completed calendar quarter and must show:

	9.5a	Gross sales and Net Sales of any Licensed Product.
	9.5b	Number of each type of Licensed Product sold.
	9.5c	Royalties payable to The Regents.

9.6	Licensee will state in its royalty report if it had no sales of any Licensed Product in the applicable quarter.

10. BOOKS AND RECORDS

10.1
Licensee must keep accurate books and records of all Licensed Products developed, manufactured, used or sold. Licensee must preserve these books and records for at least five (5) years from the date of the royalty payment to which they pertain. These books and records will be open to examination by representatives or agents of The Regents during regular office hours to determine their accuracy and assess the Licensee’s compliance with the terms of this Agreement. The Licensee will pay fees and expenses of these inspections if an error favoring Licensee of more than five percent (5%) of the total annual royalties is discovered, otherwise The Regents will pay the fees and expenses of inspections. Payment owed by Licensee hereunder for underpayment of royalties will be due within thirty (30) days of the examination result and payment by Licensee for any examination costs incurred by The Regents will be due within thirty (30) days from the date of The Regents’ invoice.

11. LIFE OF THE AGREEMENT

11.1
Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement is in force from the Effective Date recited on page one and remains in effect for the life of the last-to-expire patent or last to be abandoned patent application in Regents' Patent Rights, whichever is later.

11.2
Upon termination of this Agreement, Licensee will have no further right to make, have made, use or sell any Licensed Product except as provided in Article 14 (Disposition of Licensed Products on Hand Upon Termination).

11.3	Any expiration or termination of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article 10	Books and Records.
Article 14	Disposition of Licensed Products on Hand upon Termination.
Article 16	Use of Names and Trademarks.
Article 17	Warranties
Article 18	Indemnification.
Article 23	Failure to Perform.
Article 24	Governing Laws

12.     TERMINATION BY THE REGENTS

12.1
If Licensee violates or fails to perform any material term of this Agreement, then The Regents may give written notice of the default ("Notice of Default") to Licensee. If Licensee does not repair the default within sixty (60) days after the effective date of the Notice of Default, then The Regents has the right to terminate this Agreement and the License by a second written notice ("Notice of Termination") to Licensee. If The Regents sends a Notice of Termination to Licensee, then this Agreement automatically terminates on the effective date of this notice. Termination does not relieve Licensee of its obligation to pay any royalty or fees owing at the time of termination and does not impair any accrued right of The Regents.

13. TERMINATION BY LICENSEE

13.1
Licensee has the right at any time to terminate this Agreement in whole or with respect to any portion of Regents' Patent Rights by giving written notice to The Regents. This notice of termination will be subject to Article 20 (Notices) and will be effective ninety (90) days after the effective date of the notice.

13.2
Any termination in accordance with Paragraph 13.1 does not relieve Licensee of any obligation or liability accrued prior to termination. Nor does termination rescind anything done by Licensee or any payments made to The Regents prior to the effective date of termination. Termination does not affect in any manner any rights of The Regents arising under this Agreement prior to termination.

14. DISPOSITION OF LICENSED PRODUCTS
ON HAND UPON TERMINATION

14.1
Upon termination of this Agreement, Licensee will have the right to dispose of all previously made or partially made Licensed Products, but no more, within a period of six (6) months. But Licensee must submit royalty reports on the sale of these Licensed Products and must pay royalties at the rate and at the time provided in this Agreement.

15. PATENT MARKING

15.1	Licensee must mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

16. USE OF NAMES AND TRADEMARKS

16.1
The Licensee will not use any name, trade name, trademark or other designation of The Regents’ or its employees (including contraction, abbreviation or simulation of any of the foregoing) in advertising, publicity or other promotional activity. Unless required by law, Licensee is expressly prohibited from using the name "The Regents of the University of California" or the name of any campus of the University of California in advertising, publicity, or other promotional activity, without written permission of The Regents.

17.    LIMITED WARRANTY

17.1	The Regents warrants that it has the lawful right to grant this license to Licensee.

17.2
This License and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS MAKE NO REPRESENTATION OR WARRANTY THAT ANY LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

17.3
IN NO EVENT WILL THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION OR LICENSED PRODUCTS OR THE USE OR THE PRACTICE OF LICENSED METHODS.

17.4	Nothing in this Agreement will be construed as:

	17.4a	A warranty or representation by The Regents as to the validity or scope of any Regents' Patent Rights.
	17.4b	A warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties.
	17.4c	Obligating The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 8 (Patent Infringement).
17.4d
Conferring by implication, estoppel or otherwise any license or rights under any patents of The Regents other than Regents' Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Regents' Patent Rights.

	17.4e	Obligating The Regents to furnish any know-how not provided in Regents' Patent Rights.

18. INDEMNIFICATION

18.1
Licensee will, and will require its sublicensees to, indemnify, hold harmless and defend The Regents, its officers, employees, and agents, the sponsors of the research that led to the invention, the inventors of the patents and patent applications in Regents' Patent Rights and their respective employers from and against any and all liability, claims, suits, losses, damages, costs, fees and expenses resulting from or arising out of exercise of this Agreement or any Sublicense. Indemnification includes but is not limited to products liability. If The Regents, in its sole discretion, believes that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by Licensee to defend The Regents in accordance with this Paragraph 18.1, then The Regents may retain counsel of its choice to represent it, and Licensee will pay all expenses for such representation.

18.2
Licensee, at its sole cost and expense, must insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

18.2a	Each occurrence	$500,000
18.2b	Products/completed operations aggregate	$1,000,000
18.2c	Personal and advertising injury	$500,000
18.2d	General aggregate (commercial form only)	$1,000,000

In Vitro Diagnostics

Notwithstanding the foregoing, no later than the sooner of 60 days before the first use of any Licensed Product or Licensed Method in or on a human or 60 days before the anticipated date of market introduction of any Licensed Product or Licensed Method where such Licensed Product or Licensed Method is a diagnostic for in vitro use, Licensee, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows (or an equivalent program of self-insurance):

18.2e	Each occurrence	$1,000,000
18.2f	Products/completed operations aggregate	$5,000,000
18.2g	Personal and advertising injury	$1,000,000
18.2h	General aggregate (commercial form only)	$5,000,000

In Vivo Diagnostics

Notwithstanding the foregoing, no later than 60 days before the first use of any Licensed Product or Licensed Method in or on a human where such Licensed Product or Licensed Method is a diagnostic for in vivo use, Licensee, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows (or an equivalent program of self-insurance):

18.2i	Each occurrence	$2,000,000
18.2j	Products/completed operations aggregate	$10,000,000
18.2k	Personal and advertising injury	$1,000,000
18.2l	General aggregate (commercial form only)	$4,000,000

Notwithstanding the foregoing, no later than 60 days before the anticipated date of market introduction of any Licensed Product or Licensed Method where such Licensed Product or Licensed Method is a diagnostic for in vivo use, Licensee, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows (or an equivalent program of self-insurance):

18.2m	Each occurrence	$5,000,000
18.2n	Products/completed operations aggregate	$10,000,000
18.2o	Personal and advertising injury	$5,000,000
18.2p	General aggregate (commercial form only)	$10,000,000

18.3
If the above insurance is written on a claims-made form, it shall continue for three (3) years following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement.

18.4	Licensee will obtain, keep in force and maintain Worker's Compensation Insurance as legally required in the jurisdiction in which Licensee is doing business.

18.5
Licensee expressly understands, however, that the coverages and limits in Paragraph 18.2 do not in any way limit the Licensee's liability. Licensee must furnish The Regents with certificates of insurance evidencing compliance with all requirements. Licensee's insurance must:

	18.5a	Provide for thirty (30) day advance written notice to The Regents of any modification.
	18.5b	Indicate that The Regents of the University of California is endorsed as an insured under the coverages listed in Paragraph 18.2.
18.5c
Include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collective insurance or program of self-insurance carried or maintained by The Regents.

18.6
The Regents shall notify Licensee in writing of any claim or suit brought against The Regents in respect of which The Regents intends to invoke the provisions of this Article 18 (Indemnification). Licensee shall keep The Regents informed on a current basis of its defense of any claims under this Article 18 (Indemnification).

19. LIMITATIONS OF LIABLITY

19.1
THE REGENTS WILL NOT BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, AFFILIATES OR DEVELOPMENT PARTNERS ARISING OUT OF OR RELATED TO THIS AGREEMENT. THE REGENTS WILL NOT BE LIABLE FOR ANY CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF THE REGENTS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

20. NOTICES

20.1
Any notice or payment required to be given to either party must be sent to the respective address given below and is effective: (a) on the date of delivery if delivered in person, (b) five (5) days after mailing if mailed by first-class certified mail, postage paid, or (c) on the next business day if sent by overnight delivery. Either party may change its designated address by written notice.

For Licensee:	Entest BioMedical Inc.
1010 University Avenue #40
San Diego, CA 92103

Attention: David R. Koos

For The Regents:	The Regents of the University of California
University of California, Los Angeles
Office of Intellectual Property Administration
11000 Kinross Avenue, suite 200
Los Angeles, CA 90095-1406

Attention: Director
Ref: UC Case No. 2007-523

21.     ASSIGNABILITY

21.1
This Agreement is binding upon and inures to the benefit of The Regents, its successors and assigns. But it is personal to Licensee and assignable by Licensee only with the written consent of The Regents. The consent of The Regents will not be required if the assignment is in conjunction with the transfer of all or substantially all of the business of Licensee to which this license relates.

22. LATE PAYMENTS

22.1
For each royalty payment or fee not received by The Regents when due, Licensee must pay to The Regents a simple interest charge of 10% per annum to be calculated from the date payment was due until it was actually received by The Regents.

23. WAIVER

23.1	The waiver of any breach of any term of this Agreement does not waive any other breach of that or any other term.

24. FAILURE TO PERFORM

24.1
If either party takes legal action against the other because of a failure of performance due under this Agreement, then the prevailing party is entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

25. GOVERNING LAW

25.1
THIS AGREEMENT IS TO BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of the patent or patent application.

26. GOVERNMENT APPROVAL OR REGISTRATION

26.1
If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee will assume all legal obligations to do so. Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. Licensee will make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

27. COMPLIANCE WITH LAWS

27.1
The Licensee will comply will all applicable international, national, state, regional, and local laws and regulations in performing its obligations hereunder and in its use, manufacture, sale or import of the Licensed Products or practice of the Licensed Methods. The Licensee will observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data and the provision of services using Licensed Methods to foreign countries, including and without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations. The Licensee will manufacture Licensed Products and practice the Licensed Methods in compliance with all applicable government importation laws and regulations of a country into which Licensed Products are imported.

29. FORCE MAJEURE

29.1
Except for the Licensee’s obligation to make any payments to The Regents hereunder, the parties shall not be responsible for any failure to perform due to the occurrence of any events beyond their reasonable control which render their performance impossible or onerous, including, but not limited to: accidents (environment, toxic spill, etc.); acts of God; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts; orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national or state emergency; power failure and power outages; acts of terrorism; strike; and war.

29.2
Either party to this Agreement, however, will have the right to terminate this Agreement upon thirty (30) days’ prior written notice if either party is unable to fulfill its obligations under this Agreement due to any of the causes specified in Paragraph 29.1 for a period of one (1) year.

30. CONFIDENTIALITY

30.1
If either party discloses confidential information to the other party, the disclosing party will designate this information as confidential by appropriate legend or instruction, and the receiving party will:

	30.1a	Use the same degree of care to maintain the secrecy of the confidential information as it uses to maintain the secrecy of its own information of like kind.

	30.1b	Use the confidential information only to accomplish the purposes of this Agreement.

30.2
Neither party will disclose confidential information received from the other party except to its employees, customers, distributors and other agents who are bound to it by similar obligations of confidence and only as required to accomplish the purposes of this Agreement.

30.3	Neither party will have any confidentiality obligation with respect to the confidential information belonging to or disclosed by the other party that:

	30.3a	the receiving party can demonstrate by written records was previously known to it.

	30.3b	the receiving party lawfully obtained from sources under no obligation of confidentiality.

	30.3c	is or becomes publicly available other than through an act or omission of the receiving party or any of its employees.

	30.3d	Is required to be disclosed under the California Public Records Act, governmental audit requirement or other requirement of law.

30.4	The provisions of this Article 30 will continue in effect for five (5) years after expiration or termination of this Agreement.

30.5
The Regents is free to release to the Inventors and senior administrators employed by The Regents the terms and conditions of this Agreement. If such release is made, then The Regents shall give notice of the confidential nature and shall request that the recipient not disclose such terms and conditions to others. If a third party inquires whether a license to Regents’ Patent Rights is available, then The Regents may disclose the existence of this Agreement and the extent of the grant in Articles 2 (Grant) and 3 (Sublicenses) to such third party, but will not disclose the name of Licensee or any other negotiated terms or conditions of this Agreement, except where The Regents is required to release information under the California Public Records Act, a governmental audit requirement, or other applicable law.

31. MISCELLANEOUS

31.1	The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

31.2	This Agreement is not binding upon the parties until it has been signed below on behalf of each party, in which event it becomes effective as of the date recited on page one.

31.3	No amendment or modification of this Agreement will be valid or binding upon the parties unless made in writing and signed by each party.

31.4
This Agreement and Appendix A (Regents’ Patent Rights) embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

31.5
If any part of this Agreement is for any reason found to be unenforceable, all other parts nevertheless remain enforceable as long as a party's rights under this Agreement are not materially affected. In lieu of the unenforceable provision, the parties will substitute or add as part of this Agreement a provision that will be as similar as possible in economic and business objectives as was intended by the unenforceable provision.

Both The Regents and Licensee have executed this Agreement in duplicate originals by their authorized officers on the dates written below:

ENTEST BIOMEDICAL INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By	/s/David R. Koos	By	/s/Emily Loughran
	Signature		Signature
Name:	David R. Koos	Name:	Emily Loughran
Title	Chairman and CEO	Title	Director of Licensing
Date	10/14/2008	Date	10/23/08

APPENDIX A

REGENTS' PATENT RIGHTS

Provisional Patent Application No. 61/030,316 entitled “SCREENING TEST FOR GESTATIONAL DIABETES MELLITUS” filed 02/21/2008 (UCLA Case No. 2007-523-1) by Dr. Brian Koos, and assigned to The Regents.